EXHIBIT (14.1)

PAUL MUELLER COMPANY

CODE OF ETHICS

FOR CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND

Controller or PRINCIPAL ACCOUNTING OFFICER

Adopted by the Board of Directors

on October 30, 2003

This Code of Ethics has been adopted by the Board of Directors of Paul Mueller Company (the "Company") to deter wrongdoing and to promote honest and ethical conduct, proper disclosure of financial information in the Company's periodic reports, and compliance with applicable laws, rules, and regulations by the Company's Chief Executive Officer and senior financial officers (collectively, the "Senior Officers").  Pursuant to the provisions of Section 406 of the Sarbanes-Oxley Act of 2002 (the "Act") and regulations of the Securities and Exchange Commission ("SEC") promulgated pursuant to the authority and mandate of the Act, this Code of Ethics is specifically made applicable to the Company's Chief Executive Officer, Chief Financial Officer and Controller or principal accounting officer.

In my role as a Senior Officer of the Company, I recognize that I hold an important and elevated role in corporate governance.  I certify that I will adhere to and advocate the following principles and responsibilities.  To the best of my knowledge and ability, I will:

1.

Act with honesty and integrity, avoiding actual or apparent conflicts of interest involving personal and professional relationships, with the understanding that the term ["conflict of interest" shall have the meaning set forth in the Company's Policy Statement on Business Conduct];

2.

Be committed to the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company, of all information relating to the Company, its financial condition and results of operations;

3.

Comply and take all reasonable actions to cause others to comply with all applicable governmental and private and public regulatory agency laws, rules and regulations relating (a) to the conduct of the businesses of the Company and (b) to required reports regarding the financial condition and results of business operations of the Company, including the laws, rules and regulations of all countries in which the Company operates;

4.	Provide other senior managers with information that is accurate, complete, objective, relevant, timely, and understandable;

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5.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated to any personal interest;
6.

Respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to make disclosure and will not use confidential information for personal advantage;

7.	Promote ethical behavior among my peers and employees under my supervision at the Company;
8.	Achieve responsible use of and control over all assets and resources employed or entrusted to me;
9.	Promptly report violations of this Code to the Audit Committee of the Board of Directors of the Company, after learning of any such violation;
10.

Address any request for a waiver of any provision of this Code in writing to the Audit Committee of the Board, with the understanding that any waiver of this Code will be disclosed promptly on Form 8-K or any other means approved by the SEC.

I also understand that the Audit Committee of the Board will enforce compliance with and accountability to this Code, report material violations to the Board, and recommend to the Board appropriate action.

Date: _______________	__________________________________ Signature
__________________________________ Print Name

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